EXHIBIT 99.1

NEWS RELEASE
For Release: Thursday, January 26, 2006, 3:05 pm Central Time	Contact: Howard Root, CEO James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES RECORD FOURTH QUARTER RESULTS

Net sales increase 32% from Q4 of 2004 to record $8.9 million.

        MINNEAPOLIS, Minnesota — Vascular Solutions, Inc. (Nasdaq:VASC) today announced its eighth consecutive quarterly net sales record in its results for the fourth quarter ended December 31, 2005.

        Net sales during the fourth quarter were $8,859,000, an increase of 32% from net sales of $6,706,000 in the fourth quarter of 2004. The primary contributors to the increase in sales were broad annual growth in the company’s D-Stat Dry, Pronto and Vari-Lase product lines. In total, over 84% of net sales in the fourth quarter came from sales of five new product lines that Vascular Solutions has launched in the U.S. since 2003.

        The resulting net loss for the fourth quarter was $407,000 or $0.03 per share, improving from a net loss of $573,000 or $0.04 per share in the fourth quarter of 2004. During the fourth quarter of 2005 the company incurred $563,000 in expenses related to the development and qualification of a new supply of thrombin, a primary component of its hemostatic products. As adjusted (excluding the thrombin qualification expenses and assuming a tax rate of 40%) net income was $93,000 or $0.01 per fully diluted share in the fourth quarter.

        “2005 was an excellent year for Vascular Solutions as we set a new sales record each quarter of the year,” commented Howard Root, Chief Executive Officer of Vascular Solutions. “For the year, we increased our net sales to over $32 million, an increase of 46% from net sales of $22 million in 2004. For 2005 we also reported our first adjusted net income of $636,000, or $0.04 per share, compared to an adjusted net loss of $3,298,000, or $0.24 per share, in 2004. Building off this base, and with several new products and product line improvements and extensions planned for launch starting in this first quarter of 2006, we expect to continue to set new quarterly sales records each quarter for the foreseeable future.”

        Net sales of the D-Stat Dry product line were $3,625,000 during the fourth quarter, an increase of 39% over the fourth quarter of 2004. A total of 499 accounts in the U.S. purchased the D-Stat Dry in the fourth quarter, with a re-order rate of 72%. “Sequential growth in our D-Stat Dry business in the fourth quarter was negatively affected by several bulk re-orders that we expected would occur in December but instead were deferred into the first quarter of 2006,” commented Mr. Root. “We believe that the resumption of these bulk orders and growing sales of our new ThrombiGel configuration will result in continued increases in sales of the D-Stat Dry product line throughout 2006.”

        Net sales of the Pronto extraction catheter totaled $1,745,000 in the fourth quarter, an increase of 60% over the fourth quarter of 2004 and 4% sequentially from the third quarter. “We have recently overcome our manufacturing ramp-up limitation on sales of the new V3 version of the Pronto extraction catheter, and we are now able to actively promote the new version,” commented Mr. Root. “Our sales force is excited about the clinical outcomes they have witnessed with the limited launch of the V3 version in the fourth quarter, and we are pleased that a manuscript documenting the excellent clinical results of the Pronto in the DEAR-MI study has recently been accepted for publication in the Journal of the American College of Cardiology. These developments result in our continued expectation that the Pronto will be our fastest growing product line in 2006.”

        Net sales of the Vari-Lase endovenous laser product line totaled $1,696,000 in the fourth quarter, an increase of 55% over the fourth quarter of 2004 and 37% sequentially from the third quarter. “The fourth quarter demonstrated the competitive success of our sales force in the endovenous laser therapy market,” commented Mr. Root. “Overcoming aggressive competitive attacks, our direct sales force has used its size and clinical skills to grow Vari-Lase sales and market share, a trend that we expect will continue throughout 2006.”

        Net sales of the Duett sealing device product line totaled $742,000 in the fourth quarter of 2005. “We continue to support and ‘harvest’ our Duett product line, and our direct sales force has maintained our long-time Duett customers while this business has continued to decline as forecasted,” commented Mr. Root.

        Net sales of the D-Stat Flowable hemostat were $518,000 in the fourth quarter of 2005, an increase of 33% over the fourth quarter of 2004. “We expect the D-Stat Flowable to continue to represent a substantial part of our business with its current indications for use,” commented Mr. Root. “Driving future growth will be the ‘pocket protector’ indication of the Flowable for use in pacemaker and ICD implants which we now expect to file with the FDA within the next week.”

        Overall gross margin across all products was 70% in the fourth quarter of 2005, consistent with the gross margin in the fourth quarter of 2004, but down 3% from the third quarter of 2005. The sequential gross margin decrease was principally due to increased sales of Vari-Lase consoles and Vari-Lase disposable products in the fourth quarter, which have relatively lower gross margins compared to the D-Stat Dry and Pronto products. Based on projected increased sales of the new V3 version of the Pronto extraction catheter as well as the inclusion of stock based compensation in 2006, gross margins for 2006 are expected to range between 67% and 70%.

        The company also provided an update on its progress in the development and launch of new interventional medical devices. “During the first quarter of 2006 we expect to launch the Twin-Pass and Skyway catheters — two specialty purpose catheters for Interventional cardiology,” commented Mr. Root. “During the second half of 2006, we expect to launch the GuideLiner™, Gopher™, and Micro-Introducer Catheter products through our direct sales force to our existing Interventional cardiology and Interventional radiology customers.”

        During the fourth quarter, development and qualification of a new source of thrombin for use in the company’s hemostatic products also continued. “We have finalized our regulatory strategy and have taken delivery and accepted our initial three lots of thrombin from our new thrombin manufacture partner. This receipt and acceptance clears our initial manufacturing hurdle, which keeps us on track for the completion of our clinical requirements before the end of 2006 for the approval of the use of the new thrombin in our hemostatic devices by the second quarter of 2007,” commented Mr. Root. “In addition, our yield on the initial three lots was better than forecasted, and we now believe that the gross margin of our products utilizing our new thrombin will not materially change from the gross margin of our products using thrombin from our former source.”

        The company also issued guidance for the first quarter and year 2006. Net sales for the first quarter are expected to increase to between $9.2 million and $9.4 million. While forecasting specific annual sales growth is difficult due to the multiple planned new product introductions, sales for 2006 are expected to increase by at least 25% to between $41 and $43 million. Longer term, net sales are expected to continue to increase by at least 25% annually over the next several years. “We continue to believe that this strategy of internally developing a variety of new clinically-based products sold by our focused direct sales force to our existing customers will allow us to achieve our next long term milestone of $100 million in annual sales,” concluded Mr. Root.

Conference Call & Webcast Information

        Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release. The live web cast may be accessed on the investor relation’s portion of our web site at www.vascularsolutions.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to download and install any necessary audio software. An audio replay of the call will be available until Thursday, February 9th by dialing 1-800-642-1687 and entering conference ID #4315524. A recording of the call will also be archived on the investor relation’s portion of the Company’s web site, www.vascularsolutions.com until Thursday, February 9th. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.
CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)		(note)

Net sales	$8,859	$6,706	$32,786	$22,414
Cost of goods sold	2,690	2,055	9,386	6,757

Gross profit	6,169	4,651	23,400	15,657

Operating expenses:
Research and development	1,079	850	3,789	3,401
Clinical and regulatory	473	515	2,006	1,906
Sales and marketing	3,645	3,081	13,681	11,360
General and administrative	805	540	2,810	2,138
Thrombin qualification	563	210	1,620	210
Amortization of purchased	54	54	218	218
technology

Operating loss	(450)	(599)	(724)	(3,576)
Interest income	43	26	163	68

Net loss	$(407)	$(573)	$(561)	$(3,508)

Net loss per share - basic	$(0.03)	$(0.04)	$(0.04)	$(0.25)

Weighted average shares used in
calculating - basic	14,627	14,303	14,515	13,952

Net loss per share - diluted	$(0.03)	$(0.04)	$(0.04)	$(0.25)

Weighted average shares used in
calculating - diluted	14,627	14,303	14,515	13,952

VASCULAR SOLUTIONS, INC.
CONDENSED BALANCE SHEETS

	December 31, 2005 (note)	December 31, 2004 (note)
ASSETS
Current assets:
Cash and cash equivalents	$4,282	$7,184
Accounts receivable, net	4,854	3,534
Inventories	6,962	3,659
Prepaid expenses	578	588

Total current assets	16,676	14,965
Property and equipment, net	2,955	1,374
Intangible assets	265	483

Total assets	$19,896	$16,822

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$5,789	$3,132
Shareholders’ equity:
Total shareholders’ equity	14,107	13,690

Total liabilities and shareholders’ equity	$19,896	$16,822

Note: Derived from the audited financial statements at that date.

Use of Non-GAAP Measures

        Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the Company’s business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this press release, the Company has reported a non-GAAP measure called adjusted net income which excludes certain expenses relating to the qualification of a new supply of thrombin as well as taxes net income using a 40% tax rate. On October 18, 2004, the Company entered into a supply agreement with Sigma-Aldrich Fine Chemicals for the development, manufacture and supply of bulk thrombin for use in the Company’s hemostatic products. The Company estimates that the development and qualification of this new supply of thrombin will take approximately two years to complete, with estimated expenditures through the end of 2006 expected to be approximately $4.3 million in operating expenses, $1.7 million in inventory and $0.8 million in capital equipment purchases. The Company has incurred approximately $1.8 million of the operating expenses, $1.7 million of the inventory expenses and $0.7 million of the capital expenditures through December 31, 2005. Management believes that although the qualification expenses are a recurring cost it is useful to exclude them from net income given the short duration of these expenses and the expectation that similar expenses will not need to be incurred for the foreseeable future. Management uses the adjusted net income measure in its internal analysis and review of operational performance. Management includes the thrombin qualification expenses as well as the related inventory and capital equipment purchases in its cash projections. Management believes that this adjusted net income measure provides investors with useful information in comparing the Company’s performance over different periods, particularly when comparing this period to periods in which the Company did not incur any expenses relating to the qualification of its new thrombin supply. By using this non-GAAP measure management believes that investors get a better picture of the performance of the Company’s underlying business. Management encourages investors to review the Company’s net income prepared in accordance with GAAP to understand the Company’s performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on the Company’s financial results.

About Vascular Solutions

        Vascular Solutions, Inc. is a medical device company that focuses on developing unique solutions for unmet clinical opportunities within Interventional radiology and Interventional cardiology. New products introduced since the second half of 2003 include the Vari-Lase® endovenous laser product line for the treatment of varicose veins, the D-Stat Dry™ hemostatic bandage for the rapid control of topical bleeding, the Pronto™ extraction catheter for the mechanical extraction of soft thrombus and the Langston® dual lumen catheter for the measurement of aortic stenosis. The Company’s other major products include the Duett™ sealing device to rapidly seal the puncture site following catheterization procedures and the D-Stat® Flowable hemostat for the local management of active bleeding.

        The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2004 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, limited working capital, lack of profitability, exposure to intellectual property claims, dependence on key vendors, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

        For further information, connect to www.vascularsolutions.com.

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